Exhibit (h)(xxxiv)

AMENDMENT TO FUND PARTICIPATION AGREEMENTS
Janus Aspen Series
(Institutional and Service Shares)

This Amendment (the “Amendment”) to the Agreements (as defined below) is made as of May 29, 2014 between Janus Aspen Series (the “Trust”), Janus Capital Management LLC (the “Adviser”) (with respect to Institutional Shares only), and Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, and Prudential Insurance Company of America (individually or collectively, the “Company”).

BACKGROUND

A.    The Trust, the Adviser and Pruco Life Insurance Company (“PLIC”) are parties to a Fund Participation Agreement dated August 12, 1996, the Trust, the Adviser and Pruco Life Insurance Company of New Jersey (“PLNJ”) are parties to a Fund Participation Agreement dated January 21, 1997, and the Trust, the Adviser and Prudential Insurance Company of America (“PICA”) are parties to two (2) Fund Participation Agreements dated April 15, 1997 and July 2, 1997 (collectively, the “Institutional Share Agreements”); the Trust and PLIC are parties to a Fund Participation Agreement dated April 28, 2000, the Trust and PLNJ are parties to a Fund Participation Agreement dated April 28, 2000, and the Trust and PICA are parties to a Fund Participation Agreement dated March 30, 2002 (collectively, the “Service Share Agreements”) (all agreements, collectively and as amended, shall be known as the “Agreements”).

B.    The Company will now trade with the Trust via the National Securities Clearing Corporation (“NSCC”) and the parties wish to add NSCC trading provisions to the Agreements.

C.    The parties wish to further amend the Agreements as set forth below.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreements as follows:

1.    The following shall be added to the end of Article I of the Agreements:

“All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. The Company shall use its best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing. The Company acknowledges that orders accepted by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. Eastern Time on the next Business Day following any such cancellation.

The Company acknowledges and agrees that all orders for Shares are subject to acceptance or rejection by the Trust in its sole discretion and the Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Portfolio, including the sale of such Shares to the Company for the account of any Contract owner. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall provide, upon request, certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” (in connection with mutual funds) and the handling of mutual fund orders on a timely basis.”

2.    The following shall be added to the end of Article III:

“The Company is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56.  The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

The Company is a “financial intermediary” as defined by Rule 22c-2 of the 1940 Act (the “Rule”), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of The Rule.”

3.    Article VII shall be revised as follows:

“If to the Trust (and Adviser in the Institutional Share Agreements):

Janus Aspen Series
Janus Capital Management LLC
151 Detroit Street
Denver, CO 80206
Attn: Chief Legal Counsel
If to the Company:

Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey
Prudential Insurance Company of America
__________________
__________________
Attn: _______________”

4.    Schedule B attached hereto shall be added to the Agreements (replacing Schedule B originally attached to the Service Share Agreements).

5.    Schedule C attached hereto shall be added to the Agreements.

6.    The Agreements, as amended by this Amendment, are ratified and confirmed.

7.    This Amendment may be executed in two or more counterparts, which together     shall constitute one instrument.

JANUS ASPEN SERIES	PRUCO LIFE INSURANCE COMPANY

By: _______________________________	By: _______________________________
Name: Stephanie Grauerholz	Name: ____________________________
Title: Vice President	Title: _____________________________

JANUS CAPITAL MANAGEMENT LLC (with respect to Institutional Shares only)	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By: _______________________________	By: _______________________________
Name: Russell P. Shipman	Name: ____________________________
Title: Senior Vice President	Title: _____________________________

Schedule B
List of Portfolios

Name of Portfolio

All Portfolios in shares of Janus Aspen Series covered by this Agreement and open to new investors (as set forth in the current prospectus of Janus Aspen Series).

Schedule C
Order Submission and Processing via the NSCC

The Trust or its agent will accept trades submitted via the NSCC Systems in accordance with the following terms.

1.	Obligations of the Trust or Its Agent.

(a)
Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business on which the Portfolios determine their per share net asset values (“Business Day”), the Trust shall accept, and effect, changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from the Company electronically through Fund/SERV (“Instructions”) without supporting documentation from the Account in accordance with the terms and conditions set forth in this Schedule C. On each Business Day, the Trust shall accept for processing any Instructions from the Company and shall process such Instructions in a timely manner. Purchases to an Account’s Portfolio account shall be posted to such account through nightly processing after both the account registration and purchase settlement have been received. Such purchase shall appear on the account record the following Business Day. Shares are ineligible for redemption until they are posted and appear on the account record.

(b)
Performance of Duties. The Trust shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Trust shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Trust shall conduct each of the foregoing activities in a competent manner and in compliance with all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and in compliance with the then-current prospectuses and SAIs of the Portfolios.

(c)
Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by the Trust to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. The Trust shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust.

(d)
Notice of Prospectus and Statement of Additional Information Revisions. The Portfolios shall provide the Company with reasonable notice of any material revisions to the Portfolios’ prospectuses and SAIs as are necessary to enable the Company to fulfill its obligations under this Agreement.

2.	Obligations of the Company.

(a)
Transactions Subject to Fund/SERV. The Company certifies that all Instructions delivered to the Trust on any Business Day shall have been received by the Company from the Account by the close of trading (currently 4:00 p.m. Eastern Time (“ET”)) on the New York Stock Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to the Trust on the next Business Day. Except with respect to Instructions on behalf of business trading under NSCC indicator codes F through O (which include 529 underlying fund trades, share class conversion, health savings account, insurance fund transaction, non-qualified retirement plan, qualified retirement plan, omnibus distribution reconciliation, variable annuity, wrap program, and/or defined benefit plan) (“DCC&S Platform Business”), the Company further certifies that all such Instructions received by it from an Account by the Close of Trading on any Business Day will be delivered to the Trust on such Business Day. With respect to processing of Instructions on behalf of DCC&S Platform Business that the Company received by the Close of Trading on a Business Day, the Company certifies it will:

(i)	transmit such Instructions to Fund/SERV by 6:30 a.m. ET on the next Business Day, or

(ii)
otherwise notify the Trust of such Instructions by 10:00 a.m. ET on the next Business Day. If the Company must deliver any Instructions to the Trust on a certain Business Day for processing as of the prior Business Day due to systems problems or errors, such Instructions must be delivered by 10:00 a.m. ET to the Trust on such Business Day. If the Trust receives such Instructions after the 10:00 a.m. ET deadline and processes the Instructions, resulting in a loss to the Portfolios, the Company agrees to reimburse the Trust for such loss upon receipt of a reclaim letter from the Trust. The Trust appoints the Company as its agent for the limited purpose of accepting orders for the purchase and redemption of shares of the Portfolios by the Company on behalf of its Accounts.

(b)
Performance of Duties. The Company shall perform any and all servicing, duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC for accounts. The Company acknowledges that it may not set up accounts which require the Trust to provide any services directly to underlying investors. The Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Company shall conduct each of the forgoing activities in a competent manner and in compliance with all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and in compliance with the then-current prospectuses and SAIs of the Portfolios.

(c)
Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Trade, registration, and if applicable, broker/dealer information provided by the Company to the Trust through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by the Company regarding each Fund/SERV account shall be true and correct and will have been duly authorized by the Account under whose name the account appears in the records of the Company. The Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Company.

(d)
Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing an account for the Account with the Trust, the Company shall provide the Portfolios and the Trust with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Company hereby certifies is, and shall remain, true and correct. The Company shall maintain documents required by the Portfolios or by applicable law, rules or regulations to effect Fund/SERV transactions.

(e)
As-of Transactions. Processing errors which result from any delay or error caused by the Company may be adjusted through Fund/SERV by the Company by the necessary transactions on an as-of basis and the cost to the Portfolio or the Trust of such transactions shall be borne by the Company. As-of transactions more than 180 days old must be processed manually by the Trust.

(f)
Duplicate Transactions and Payments. The Company acknowledges that as a result of the automated settlement features of NSCC’s Fund/SERV program, the Trust’s compliance with redemption and/or settlement instructions involves a risk that the shareholder whose account is being redeemed may issue an inconsistent instruction, that the account being redeemed may be subject to backup or penalty withholding, or that a record date may occur while the redemption transaction is pending, resulting in a duplication transaction, overpayment, or dividend payment to the record owner. If the Trust’s compliance with redemption and settlement instructions result in a duplicate transaction or overpayment, in addition to the procedures described above, the Company will, within two (2) business days after receipt of notice, refund all or any appropriate portion of any sums received by it in connection with such duplicate transaction or overpayment.

(g)
Trade Confirmation. Any information provided by the Trust to the Company electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Trust has the informed consent of the Company to suppress the delivery of this information using paper-media. The Company will promptly verify accuracy of confirmations of transactions and records received by the Trust through Fund/SERV.

(h)
Settlement of Transactions. For any purchase or redemption of shares processed through Fund/SERV, the Trust and the Company will settle all trades on the next Business Day following transmission of Instructions by the Company to the Trust (the “Settlement Date”) in the manner provided by NSCC Fund/SERV Rules unless otherwise agreed to by the parties.

3.	Overpayments.

(a)	In the event any overpayment is made to the Company by the Trust, the Company shall promptly repay such overpayment to the Trust after the Company receives notice of such overpayment.

(b)	In the event any overpayment is made to the Trust by the Company, the Trust shall promptly repay such overpayment to the Company after the Trust receives notice of such overpayment.

4.
State Information. The Company shall maintain and transmit to the Trust information on sales, redemptions and exchanges of shares of each Portfolio by state or jurisdiction of residence of individual Contract owners and any other information requested by the Trust to enable the Trust or its affiliates to properly register or report the sale of the shares under the securities, licensing or qualification laws of the various states and jurisdictions. Such information shall be provided in a form mutually agreeable to the Trust and the Company.

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